Exhibit 8.1

List of Principal Subsidiaries of Bitdeer Technologies Group*

Subsidiaries	Place of Incorporation
Bitdeer Technologies Holding Company	Cayman Islands
Straitdeer Pte. Ltd.	Singapore
Sharpening Technology Limited	British Virgin Islands
Bitdeer Technologies Limited	Hong Kong
Bitdeer Netherlands B.V.	Netherlands
Bitdeer Norway AS	Norway
Norwegian AI Technology AS	Norway
Bitdeer Malaysia Sdn. Bhd.	Malaysia
Bitdeer Inc.	United States of America
Carpenter Creek, LLC	United States of America
Ant Creek, LLC	United States of America
Dory Creek, LLC	United States of America
Bitdeer Sales (USA) Inc.	United States of America
Whitetail Creek LLC	United States of America
Asia Freeport Holdings Pte. Ltd.	Singapore
Le Freeport Real Estate Pte. Ltd.	Singapore
Le Freeport Management Pte. Ltd.	Singapore
Singapura Technologies Limited	British Virgin Islands
Tosummer Technologies HK Limited	Hong Kong
Bitdeer Bhutan Equipment Limited	British Virgin Islands
BITDEER GEDU PTE LTD	Bhutan
BITDEER JIGMELING PTE LTD	Bhutan
Bitdeer Semiconductor Technology Pte. Ltd.	Singapore
Bitdeer Semiconductor Sales Pte. Ltd.	Singapore

*	Other subsidiaries of Bitdeer Technologies Group have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the date of this annual report.